EXHIBIT 99.1
Investor Contact: Ken Cooper – 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom – 952-229-7435 or jthunstrom@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS
Company Reports Revenue Growth of 32.4% and Earnings Per Share of $0.44
EDEN PRAIRIE, Minn. (July 26, 2007) – Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, today reported its operating results for the second quarter ended June 30, 2007.
     Second quarter 2007 revenue grew 32.4% to $162.1 million from $122.5 million during the same period last year. Net income during the quarter grew 33.1% to $16.5 million, or $0.44 per diluted share. This compares to net income of $12.4 million, or $0.33 per diluted share, for 2Q 2006. For the six months ended June 30, 2007, revenue grew 32.5% to $315.2 million from $237.9 million during the same period last year. Net income grew 34.2% for the same period to $30.6 million, or $0.82 per diluted share, from $22.8 million, or $0.62 per diluted share, for the first six months of 2006.
     “We continue to deliver on our fundamental business strategies, as evidenced by our strong second quarter performance,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “By applying an unwavering focus upon our members’ experience, Life Time Fitness continues to maintain a strong, differentiated position in the health and wellness industry. Executing our new center opening plans, ramping memberships at open centers and growing in-center revenue remain our core growth strategies. Additionally, we continue to see a strong expansion pipeline, bolstered by consumer demand for the type of centers and services we deliver.”
     Life Time Fitness continued its expansion efforts during the quarter with openings in Dublin, Ohio; Cary, North Carolina; Lakeville, Minnesota; and Omaha, Nebraska. In July, the Company opened its first Cincinnati-area location in Deerfield Township, Ohio. Construction is underway for the remaining three planned openings in 2007.
     Year-over-year memberships grew 24.5%, ending with 489,489.
- more -

Life Time Fitness Second Quarter 2007 Results – Page 2
Three and Six Months Ended June 30, 2007, Financial Highlights:
Total revenue for the second quarter grew 32.4% to $162.1 million, driven primarily by growth in membership dues and in-center revenue. Total revenue for the first six months of 2007 grew to $315.2 million from $237.9 million during the same period last year.

		YTD 2007 vs.
(Period-over-period growth)	2Q 2007 vs. 2Q 2006	YTD 2006
• Membership dues	32.4%	32.5%
• Enrollment fees	14.7%	13.3%
• In-center revenue	35.8%	35.8%

• Same-center revenue	6.6%	7.0%
• Average center revenue / membership	$338 – up 6.3%	$672 – up 6.4%
• Average in-center revenue / membership	$ 98 – up 8.9%	$195 – up 8.9%
Total operating expenses during 2Q 2007 totaled $128.6 million compared to $98.9 million for 2Q 2006, driven primarily by increased expenses to support new centers, membership growth, and presale activities. Year-to-date operating expenses totaled $253.0 million, compared with $193.2 million for the same period last year.
Operating margin was 20.7% for 2Q 2007 compared to 19.2% in the prior-year period. Year-to-date operating margin was 19.7%, compared to 18.8% in the prior-year-period.

YTD 2007 vs.
(Expense as a percent of total revenue)	2Q 2007 vs. 2Q 2006	YTD 2006
• Center operations	58.0% vs. 56.0%	58.2% vs. 56.2%
• Advertising and marketing	3.4% vs. 3.8%	4.1% vs. 4.4%
• General and administrative	6.6% vs. 8.9%	6.7% vs. 8.3%
• Other operating	2.3% vs. 2.2%	2.3% vs. 2.4%
• Depreciation and amortization	9.0% vs. 9.9%	9.0% vs. 9.9%
Net income during 2Q 2007 grew 33.1% to $16.5 million from $12.4 million in 2Q 2006, driven by continued top-line growth and operating margin expansion. For the six months ended June 30, 2007, net income grew to $30.6 million compared with $22.8 million in the prior-year period.
EBITDA for 2Q 2007 grew 34.9% to $48.5 million from $35.9 million in 2Q 2006. Year-to-date EBITDA grew 32.5% to $91.2 million from $68.9 million for the same period last year.
Cash flows from operations for the first half of 2007 totaled $66.2 million compared with $59.9 million in the prior-year period.
Weighted average fully diluted shares for 2Q 2007 totaled 37.5 million compared to 37.0 million shares in 2Q 2006.
- more -

Life Time Fitness Second Quarter 2007 Results – Page 3
Updated 2007 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2007 and subject to the risks and uncertainties described below:
•	Revenue is expected to be $645-$655 million (or approximately 26-28% growth) up from $640-$650 million.

•	Net income is expected to be $65.2-$66.2 million (or approximately 29-31% growth) up from $64.8-$65.8 million.

•	Diluted earnings per common share is expected to be $1.74-$1.76 (or approximately 27-29% growth) up from $1.72-$1.75.
     As announced on July 19, 2007, the Company will hold a conference call today at 10:00 a.m. EDT to discuss its second quarter 2007 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Ken Cooper, senior director of finance, will host the call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available the same day via the Company’s Web site beginning at approximately 1:00 p.m. ET.
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of July 26, 2007 the Company operated 65 centers in 15 states, including Arizona, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. The Company also operated one satellite facility and four preview locations in existing and new markets.
     Life Time Fitness provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com).
     LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
- more -

Life Time Fitness Second Quarter 2007 Results – Page 4
Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans.
     All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.
# # #

LIFE TIME FITNESS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,263	$6,880
Accounts receivable, net	3,283	2,320
Inventories	12,649	8,773
Prepaid expenses and other current assets	12,251	9,201
Deferred membership origination costs	14,746	12,575
Income tax receivable	—	97

Total current assets	51,192	39,846
PROPERTY AND EQUIPMENT, net	1,076,132	902,122
RESTRICTED CASH	5,749	4,738
DEFERRED MEMBERSHIP ORIGINATION COSTS	13,496	10,875
OTHER ASSETS	43,427	30,095

TOTAL ASSETS	$1,189,996	$987,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$10,265	$15,228
Accounts payable	14,143	8,878
Construction accounts payable	52,171	49,285
Accrued expenses	46,348	37,191
Deferred revenue	36,319	29,773

Total current liabilities	159,246	140,355
LONG-TERM DEBT, net of current portion	518,108	374,327
DEFERRED RENT LIABILITY	25,606	25,716
DEFERRED INCOME TAXES	32,213	38,584
DEFERRED REVENUE	17,836	15,917
OTHER LIABILITIES	536	264

Total liabilities	753,545	595,163

SHAREHOLDERS’ EQUITY:
Common stock	747	737
Additional paid-in capital	273,214	259,905
Retained earnings	162,490	131,871

Total shareholders’ equity	436,451	392,513

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,189,996	$987,676

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE:
Membership dues	$106,667	$80,550	$207,195	$156,349
Enrollment fees	6,378	5,561	12,064	10,644
In-center revenue	45,891	33,787	89,788	66,121

Total center revenue	158,936	119,898	309,047	233,114
Other revenue	3,201	2,557	6,191	4,766

Total revenue	162,137	122,455	315,238	237,880
OPERATING EXPENSES:
Center operations	94,035	68,540	183,527	133,633
Advertising and marketing	5,439	4,732	12,808	10,571
General and administrative	10,693	10,861	21,181	19,676
Other operating	3,792	2,646	7,116	5,633
Depreciation and amortization	14,678	12,146	28,365	23,665

Total operating expenses	128,637	98,925	252,997	193,178

Income from operations	33,500	23,530	62,241	44,702
OTHER INCOME (EXPENSE):
Interest expense, net	(6,369)	(4,140)	(11,897)	(8,257)
Equity in earnings of affiliate	285	251	601	494

Total other income (expense)	(6,084)	(3,889)	(11,296)	(7,763)

INCOME BEFORE INCOME TAXES	27,416	19,641	50,945	36,939
PROVISION FOR INCOME TAXES	10,931	7,256	20,326	14,121

NET INCOME	$16,485	$12,385	$30,619	$22,818

BASIC EARNINGS PER COMMON SHARE	$0.45	$0.34	$0.83	$0.64

DILUTED EARNINGS PER COMMON SHARE	$0.44	$0.33	$0.82	$0.62

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	36,864	36,143	36,747	35,915

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	37,498	37,033	37,359	36,888

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Six Months Ended
	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,619	$22,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,365	23,665
Deferred income taxes	2,474	515
Loss on disposal of property and equipment, net	164	120
Amortization of deferred financing costs	405	331
Share-based compensation	3,816	4,926
Excess tax benefit from stock option exercises	(3,838)	(5,228)
Change in investment in unconsolidated subsidiary	(601)	(498)
Changes in operating assets and liabilities	4,692	13,087
Other	81	128

Net cash provided by operating activities	66,177	59,864

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(200,446)	(110,432)
Proceeds from sale of property and equipment	48	6,566
Proceeds from property insurance settlement	48	619
Increase in other assets	(9,555)	(345)
Decrease (increase) in restricted cash	(1,011)	96

Net cash used in investing activities	(210,916)	(103,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	105,000	1,650
Repayments on long-term borrowings	(6,147)	(12,654)
Proceeds from revolving credit facility, net	40,000	36,800
Increase in deferred financing costs	(1,896)	(651)
Excess tax benefit from stock option exercises	3,838	5,228
Proceeds from exercise of stock options	5,327	8,579

Net cash provided by financing activities	146,122	38,952

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,383	(4,680)
CASH AND CASH EQUIVALENTS — Beginning of period	6,880	4,680

CASH AND CASH EQUIVALENTS — End of period	$8,263	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, including capitalized interest	$15,114	$7,766

Cash payments for income taxes	$16,924	$7,079

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment in accounts payable	$3,671	$2,054

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$16,485	$12,385	$30,619	$22,818
Interest expense, net	6,369	4,140	11,897	8,257
Provision for income taxes	10,931	7,256	20,326	14,121
Depreciation and amortization	14,678	12,146	28,365	23,665

EBITDA	$48,463	$35,927	$91,207	$68,861